Exhibit 99.1

Dollar General Corporation Reports Third Quarter 2008 Financial Results

~Third Quarter Same Store Sales Increased 10.6%~

~Gross Margin Expanded 175 Basis Points to 29.7%~

~SG&A as a Percentage of Sales Decreased 68 Basis Points~

~Net Loss for the Quarter Decreased by $25.7 Million~

~Adjusted EBITDA Increased 61% versus Year Ago Period~

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--December 3, 2008--Dollar General Corporation today announced financial results for the third quarter and 39 weeks ended October 31, 2008.

Sales for the quarter increased 12.4 percent to $2.60 billion compared to $2.31 billion in the third quarter of fiscal 2007. Same store sales increased 10.6 percent with customer traffic and average transaction amount contributing to the sales increase.

The third quarter 2008 gross profit rate increased by 175 basis points from the prior year to 29.7 percent from 28.0 percent, driven by higher average markups, improvements in shrink, lower markdowns and improved distribution logistics efficiencies, which more than offset increased fuel costs and a LIFO charge of $15.7 million resulting from continued inflationary pressures.

Selling, general and administrative expense (“SG&A”) improved 68 basis points to 24.4 percent of sales in the 2008 third quarter from 25.1 percent in the 2007 third quarter. Excluding the impact of certain strategic and merger-related items as outlined in the attached schedule, SG&A as a percentage of sales decreased by 42 basis points, primarily attributable to lower workers compensation expense, lower waste management costs (resulting primarily from cardboard recycling efforts), lower depreciation expense and leverage on other occupancy costs (primarily rent), resulting from higher sales volumes. The impact of these improvements was partially offset by higher incentive compensation associated with the Company’s 2008 financial performance.

For the 2008 third quarter, the Company reported a net loss of $7.3 million, after recording pre-tax costs of $34.5 million related to the proposed settlement of the shareholder lawsuit that arose out of the merger with KKR, compared with a net loss of $33.0 million in the 2007 third quarter. Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), as defined in the Company’s credit agreements and calculated in the attached schedule, was $228.6 million in the 2008 third quarter, an increase of $86.5 million, or 61 percent, from the 2007 third quarter.

For the 39-week year-to-date period, total sales increased 9.7 percent, including an 8.8 percent increase in same store sales. The gross profit rate increased 177 basis points to 29.2 percent and SG&A as a percentage of sales decreased 91 basis points to 24.1 percent. The Company reported net income of $26.3 million in the 2008 year-to-date period compared to a net loss of $68.2 million in the 2007 year-to-date combined Predecessor and Successor periods. Adjusted EBITDA, as defined in the Company’s credit agreements and calculated in the attached schedule, was $637.0 million in the 2008 period, an increase of $206.8 million, or 48 percent, over the comparable 2007 period.

“We are very pleased to report strong results again for the third quarter, particularly given the difficult economic environment,” said Rick Dreiling, Chairman and Chief Executive Officer. “We remain committed to improving our operations to better serve our customers, and are encouraged by their positive response to the changes we have been making in our stores. Importantly, our ability to provide quality products and great value in a conveniently located, customer-friendly, small-box environment continues to resonate well with consumers and enhance our overall performance.”

Merchandise Inventories and Accounts Payable

As of October 31, 2008, total merchandise inventories, at cost, were $1.62 billion compared to $1.49 billion as of November 2, 2007, an increase of $134 million, or approximately nine percent in total and seven percent on a per store basis. Inventory levels were increased primarily to support higher sales volumes. Accounts payable increased by $168 million from the year ago period, more than offsetting the increase in inventories.

Long-Term Obligations

As of October 31, 2008, outstanding long-term obligations, including the current portion, were $4.18 billion, including $2.30 billion outstanding under a senior secured term loan facility. There were no borrowings under the Company’s asset-based revolving credit facility. As of October 31, 2008, the ratio of long-term obligations to Adjusted EBITDA, as calculated on the attached schedule, decreased to 4.7 times from 7.1 times since the closing of the Merger transaction in July 2007.

Company Outlook

The Company remains cautiously optimistic about the holiday season and the remainder of fiscal 2008. The Company is pleased and encouraged by its sales results on Thanksgiving and "Black Friday."

Based on current visibility and business trends, the Company remains committed to productive sales growth, expense management and gross margin expansion for 2008. Dollar General continues to expect capital expenditures for the year to be approximately $200 million to $220 million, primarily related to improvements in existing stores as well as the opening of new stores and the remodel and relocation of existing stores.

Basis of Accounting

The Company was acquired on July 6, 2007 through a merger accounted for as a reverse acquisition (the “Merger”). Although the Company continued as the same legal entity after the Merger, the accompanying financial statements are presented as Predecessor for periods preceding the Merger and as Successor for periods subsequent to the Merger. The Successor reflects the result of the Company applying purchase accounting and a new basis of accounting beginning on July 7, 2007, which affects the comparability of amounts before and after the Merger.

The attached tables include combined results, as indicated, which represent the mathematical combination of the Successor and Predecessor in each of the periods presented. For comparison purposes, the discussions of operations, cash flows, EBITDA and Adjusted EBITDA are generally based on the combined amounts. The Company believes this comparison provides a more meaningful understanding of the underlying business. The combined results have not been prepared as pro forma results and may not reflect the actual results the Company would have achieved absent the Merger and may not be indicative of future results of operations.

Non-GAAP Disclosure

Certain information provided in this press release or to be discussed during the conference call has not been derived in accordance with generally accepted accounting principles (“GAAP”), including EBITDA and Adjusted EBITDA. Reconciliations to net income of EBITDA and Adjusted EBITDA, in addition to calculations of the improvement in SG&A excluding certain strategic and merger-related items and of the ratio of long-term obligations to Adjusted EBITDA are provided in the accompanying tables.

EBITDA and Adjusted EBITDA are not measures of financial performance or condition, liquidity or profitability, and should not be considered as an alternative to net income, operating income, cash flows from operations or any other performance measures determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, debt service requirements and replacement of fixed assets. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The Company believes that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information about the calculation of a material financial ratio in the Company’s credit facilities. Adjusted EBITDA is a material component of that ratio. Management from time to time uses EBITDA and Adjusted EBITDA, as well as other measures, as additional financial metrics to supplement net income and cash flow in its evaluation of the Company’s financial results, including with respect to incentive compensation. For more discussion regarding the financial ratio in the Company’s credit facilities, the reasons management believes these non-GAAP measures are useful to investors, and the limitations of these non-GAAP measures, please see the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2008.

Conference Call Information

The Company will hold a conference call on Wednesday, December 3, 2008 at 9:00 a.m. CST/10:00 a.m. EST, hosted by Rick Dreiling, Chairman and Chief Executive Officer, and David Tehle, Chief Financial Officer. If you wish to participate, please call (866) 710-0179 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is "Dollar General." The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Wednesday, December 17, 2008, and will be accessible online or by calling (334) 323-7226. The pass code for the replay is 88183619.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the section entitled "Company Outlook." The words "believe," "anticipate," "project," "plan," "schedule," "expect," "estimate," "objective," "forecast," "goal," "intend," "committed," "will likely result," or "will continue" and similar expressions generally identify forward-looking statements. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that expressed or implied by these forward-looking statements. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Factors that may result in actual results differing from such forward-looking information include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2008, its Quarterly Report on Form 10-Q for the quarter ended October 31, 2008 and other factors set forth in this press release.

Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General is the largest discount retailer in the United States by number of stores with more than 8,300 neighborhood stores located in 35 states. Dollar General helps shoppers Save Time. Save Money. Every Day.® by offering quality private label and national branded items that are frequently used and replenished such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at everyday low prices in convenient neighborhood stores. Dollar General is among the largest retailers of top-quality products made by America’s most trusted manufacturers such as Procter & Gamble, Kimberly Clark, Unilever, Kellogg’s, General Mills, Nabisco, and Fruit of the Loom. The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	October 31,	November 2,	February 1,
	2008	2007	2008
	(Unaudited)	(Unaudited)	(a)
ASSETS
Current assets:
Cash and cash equivalents	$150,590	$90,538	$100,209
Short-term investments	-	25,336	19,611
Merchandise inventories	1,619,922	1,486,094	1,288,661
Income taxes receivable	42,986	87,208	32,501
Deferred income taxes	-	30,126	17,297
Prepaid expenses and other current assets	72,799	67,929	59,465
Total current assets	1,886,297	1,787,231	1,517,744
Property and equipment, at cost	1,543,256	1,315,100	1,389,563
Less: accumulated depreciation and amortization	254,408	71,102	115,318
Net property and equipment	1,288,848	1,243,998	1,274,245
Goodwill	4,337,152	4,364,841	4,344,930
Intangible assets, net	1,336,774	1,382,626	1,370,557
Other assets, net	91,030	153,039	148,955
Total assets	$8,940,101	$8,931,735	$8,656,431

LIABILITIES AND SHAREHOLDERS' EQUITY
Current portion of long-term obligations	$8,455	$7,023	$3,246
Accounts payable	720,126	551,786	551,040
Accrued expenses and other	439,583	402,637	300,956
Income taxes payable	1,824	911	2,999
Deferred income taxes	22,669	-	-
Total current liabilities	1,192,657	962,357	858,241
Long-term obligations	4,172,467	4,502,788	4,278,756
Deferred income taxes	542,260	506,210	486,725
Other liabilities	256,103	265,376	319,714
Total liabilities	6,163,487	6,236,731	5,943,436

Redeemable common stock	13,150	9,539	9,122

Shareholders' equity:
Preferred stock	-	-	-
Common stock	277,938	277,304	277,741
Additional paid-in capital	2,487,071	2,479,821	2,480,062
Retained earnings (accumulated deficit)	21,510	(60,207)	(4,818)
Accumulated other comprehensive loss	(23,055)	(11,453)	(49,112)
Total shareholders' equity	2,763,464	2,685,465	2,703,873
Total liabilities and shareholders' equity	$8,940,101	$8,931,735	$8,656,431

(a) Derived from audited financial statements as of February 1, 2008.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands)
(Unaudited)

	13 Weeks	13 Weeks
	Ended	Ended
	October 31, 2008	November 2, 2007
Net sales	$2,598,938	$2,312,842
% of net sales	100.00%	100.00%
Cost of goods sold	1,826,651	1,666,042
% of net sales	70.28%	72.03%
Gross profit	772,287	646,800
% of net sales	29.72%	27.97%
Selling, general and administrative	634,055	580,163
% of net sales	24.40%	25.08%
Litigation settlement and related costs	34,500	-
% of net sales	1.33%	0.00%
Transaction and related costs	-	934
% of net sales	-	0.04%
Operating profit	103,732	65,703
% of net sales	3.99%	2.84%
Interest income	(619)	(1,388)
Interest expense	98,393	111,957
Other (income) expense	266	6,784
Income (loss) before income taxes	5,692	(51,650)
Income tax expense (benefit)	12,998	(18,618)
Net loss	$(7,306)	$(33,032)
% of net sales	(0.28)%	(1.43)%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Successor		Predecessor	Combined
	39 Weeks	July 7, 2007	February 3, 2007	39 Weeks
	Ended	through	through	Ended
	October 31,	November 2,	July 6,	November 2,
	2008	2007 (a)	2007	2007
Net sales	$7,611,820	$3,011,920	$3,923,753	$6,935,673
% of net sales	100.00%			100.00%
Cost of goods sold	5,388,421	2,180,397	2,852,178	5,032,575
% of net sales	70.79%			72.56%
Gross profit	2,223,399	831,523	1,071,575	1,903,098
% of net sales	29.21%			27.44%
Selling, general and administrative	1,831,241	770,603	960,930	1,731,533
% of net sales	24.06%			24.97%
Litigation settlement and related costs	34,500	-	-	-
% of net sales	0.45%			-
Transaction and related costs	-	1,242	101,397	102,639
% of net sales	-			1.48%
Operating profit	357,658	59,678	9,248	68,926
% of net sales	4.70%			0.99%
Interest income	(2,793)	(2,421)	(5,046)	(7,467)
Interest expense	298,698	148,477	10,299	158,776
Other (income) expense	856	8,232	-	8,232
Income (loss) before income taxes	60,897	(94,610)	3,995	(90,615)
Income tax expense (benefit)	34,569	(34,403)	11,993	(22,410)
Net income (loss)	$26,328	$(60,207)	$(7,998)	$(68,205)
% of net sales	0.35%			(0.98)%

(a) Includes the results of operations of Buck Acquisition Corp. for the period from March 6, 2007 (its formation) through July 6, 2007, prior to its merger with and into Dollar General Corporation (reflecting the change in fair value of interest rate swaps), and the post-merger results of Dollar General Corporation for the period from July 7, 2007 through November 2, 2007.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Successor		Predecessor	Combined
	39 Weeks	July 7, 2007	February 3, 2007	39 Weeks
	Ended	through	through	Ended
	October 31,	November 2,	July 6,	November 2,
	2008	2007 (a)	2007	2007
Cash flows from operating activities:
Net income (loss)	$26,328	$(60,207)	$(7,998)	$(68,205)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	184,155	90,907	83,917	174,824
Deferred income taxes	30,057	6,554	(20,874)	(14,320)
Noncash share-based compensation	7,206	3,147	45,433	48,580
Tax benefit from stock option exercises	(576)	-	(3,927)	(3,927)
Noncash inventory adjustments and asset impairments	35,587	-	-	-
Noncash unrealized loss on interest rate swap	4	3,705	-	3,705
Change in operating assets and liabilities:				-
Merchandise inventories	(364,697)	(107,874)	16,424	(91,450)
Prepaid expenses and other current assets	(7,218)	(4,725)	(6,184)	(10,909)
Accounts payable	169,276	(35,400)	34,794	(606)
Accrued expenses and other liabilities	192,983	123,787	52,995	176,782
Income taxes	(24,606)	(51,667)	2,809	(48,858)
Other	12,643	(2,055)	4,557	2,502
Net cash provided by (used in) operating activities	261,142	(33,828)	201,946	168,118

Cash flows from investing activities:
Merger, net of cash acquired	-	(6,738,170)	-	(6,738,170)
Purchases of property and equipment	(159,709)	(44,706)	(56,153)	(100,859)
Purchases of short-term investments	(9,903)	(1,000)	(5,100)	(6,100)
Sales of short-term investments	61,547	10,920	9,505	20,425
Purchases of long-term investments	-	(5,612)	(15,754)	(21,366)
Purchase of promissory notes	-	(37,047)	-	(37,047)
Proceeds from sale of property and equipment	971	352	620	972
Net cash used in investing activities	(107,094)	(6,815,263)	(66,882)	(6,882,145)

Cash flows from financing activities:
Issuance of common stock	2,268	2,759,540	-	2,759,540
Issuance of long-term obligations	-	4,176,817	-	4,176,817
Borrowings under revolving credit facilities	-	1,233,700	-	1,233,700
Repayments of borrowings under revolving credit facilities	(102,500)	(931,700)	-	(931,700)
Repayments of long-term obligations	(3,223)	(211,757)	(4,500)	(216,257)
Debt issuance costs	-	(86,847)	-	(86,847)
Payment of cash dividends	-	-	(15,710)	(15,710)
Proceeds from exercise of stock options	-	-	41,546	41,546
Repurchases of common stock	(788)	(124)	-	(124)
Tax benefit of stock options	576	-	3,927	3,927
Net cash provided by (used in) financing activities	(103,667)	6,939,629	25,263	6,964,892
Net increase in cash and cash equivalents	50,381	90,538	160,327	250,865
Cash balance at Merger date	-	-	-	(349,615)
Cash and cash equivalents, beginning of period	100,209	-	189,288	189,288
Cash and cash equivalents, end of period	$150,590	$90,538	$349,615	$90,538

Supplemental cash flow information:
Cash paid for interest	$231,193	$65,619	$11,246	$76,865
Cash paid for income taxes, including interest, net	$1,131	$248	$26,014	$26,262

(a) Includes the results of operations of Buck Acquisition Corp. for the period from March 6, 2007 (its formation) through July 6, 2007, prior to its merger with and into Dollar General Corporation (reflecting the change in fair value of interest rate swaps), and the post-merger results of Dollar General Corporation for the period from July 7, 2007 through November 2, 2007.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(In millions)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
				Combined
	October 31,	November 2,	October 31,	November 2,
	2008	2007	2008	2007
Net income (loss)	$(7.3)	$(33.0)	$26.3	$(68.2)
Add (subtract):
Interest income	(0.6)	(1.4)	(2.8)	(7.5)
Interest expense	98.4	112.0	298.7	158.8
Depreciation and amortization	58.9	62.1	174.6	170.0
Income taxes	13.0	(18.6)	34.5	(22.4)
EBITDA	162.4	121.1	531.3	230.7

Adjustments:
Transaction and related costs	-	0.9	-	102.6
Loss on debt retirements, net	-	-	-	6.2
Loss on interest rate swaps	0.3	6.8	0.9	2.1
Contingent loss on distribution center leases	-	3.4	-	12.0
Impact of markdowns related to inventory clearance activities, net of purchase accounting adjustments	-	(1.0)	-	4.1
SG&A related to store closing and inventory clearance activities	-	6.9	-	53.8
Operating losses (cash) of stores to be closed	-	-	-	9.4
Hurricane related expenses and write-offs, net	2.0	-	2.0	-
Monitoring and consulting fees to affiliates	1.8	2.0	6.5	2.8
Stock option and restricted stock unit expense	2.7	2.0	7.2	5.8
Indirect merger-related costs	6.7	-	19.1	-
Litigation settlement and related costs	34.5	-	34.5	-
Other noncash charges (primarily LIFO)	18.2	-	35.5	-
Other	-	-	-	0.7
Total Adjustments	66.2	21.0	105.7	199.5
Adjusted EBITDA	$228.6	$142.1	$637.0	$430.2

	52 Weeks Ended
		Combined	Combined
	October 31,	November 2,	February 1,	May 4,
	2008	2007	2008	2007
Net income (loss)	$81.7	$(18.1)	$(12.8)	$123.9
Add (subtract):
Interest income	(4.1)	(9.7)	(8.8)	(7.1)
Interest expense	403.1	166.7	263.2	33.8
Depreciation and amortization	231.0	220.6	226.4	202.3
Income taxes	67.1	4.9	10.2	69.7
EBITDA	778.8	364.4	478.2	422.6

Adjustments:
Transaction and related costs	-	102.6	102.6	5.6
(Gain) loss on debt retirements, net	(5.0)	6.2	1.2	-
Loss on interest rate swaps	1.2	2.1	2.4	2.1
Contingent loss on distribution center leases	-	12.0	12.0	-
Impact of markdowns related to inventory clearance activities, net of purchase accounting adjustments	(4.5)	91.4	(0.4)	153.9
SG&A related to store closing and inventory clearance activities	0.2	78.2	54.0	62.4
Operating losses (cash) of stores to be closed	1.1	15.5	10.5	17.2
Hurricane related expenses and write-offs, net	2.0	-	-	(7.0)
Monitoring and consulting fees to affiliates	8.5	2.8	4.8	-
Stock option and restricted stock unit expense	7.9	5.8	6.5	-
Indirect merger-related costs	23.7	-	4.6	-
Litigation settlement and related costs	34.5	-	-	-
Other noncash charges (primarily LIFO)	41.6	-	6.1	-
Other	0.3	1.7	1.0	1.7
Total Adjustments	111.5	318.3	205.3	235.9
Adjusted EBITDA	$890.3	$682.7	$683.5	$658.5

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(Unaudited)

CALCULATION OF RATIO OF LONG-TERM OBLIGATIONS
TO ADJUSTED EBITDA

			At Merger
			Date
	October 31,	February 1,	July 6,
($ in millions)	2008	2008	2007

Long-Term Obligations	$4,180.9	$4,282.0	$4,677.6

52-week Adjusted EBITDA	$890.3	$683.5	$658.5	(a)

Ratio	4.7 x	6.3 x	7.1 x

(a) Calculation at Merger date is based on Adjusted EBITDA for the 52-week period ended May 4, 2007, the latest reported period.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted SG&A Improvement
(Dollars in millions)
(Unaudited)

	13 Weeks Ended		13 Weeks Ended		Basis
	October 31, 2008		November 2, 2007		Points
	$	%	$	%	Difference

Net sales	$2,598.9		$2,312.8

Selling, general and administrative	634.1	24.40%	580.2	25.08%	68
Less non-comparable expenses:
Amortization of leasehold intangibles	10.0	0.38%	10.0	0.43%	5
Monitoring, consulting and other merger-related expenses	7.2	0.28%	2.0	0.09%	(19)
Project Alpha store closings	-	-	7.0	0.30%	30
Contingent loss on distribution center leases	-	-	3.4	0.15%	15
Severance	1.3	0.05%	-	-	(5)
Total Adjustments	$18.5		$22.4		26
Adjusted SG&A improvement (basis points)					42

	Successor		Combined
	39 Weeks Ended		39 Weeks Ended		Basis
	October 31, 2008		November 2, 2007		Points
	$	%	$	%	Difference

Net sales	$7,611.8		$6,935.7

Selling, general and administrative	1,831.2	24.06%	1,731.5	24.97%	91
Less non-comparable expenses:
Amortization of leasehold intangibles	30.4	0.40%	13.4	0.19%	(21)
Monitoring, consulting and other merger-related expenses	17.3	0.23%	3.5	0.05%	(18)
Project Alpha store closings	-	-	54.3	0.78%	78
Contingent loss on distribution center leases	-	-	12.0	0.17%	17
Severance	8.3	0.11%	-	-	(11)
Total Adjustments	$56.0		$83.2		45
Adjusted SG&A improvement (basis points)					46

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	13 Weeks Ended
	October 31, 2008	November 2, 2007	% Change
Highly consumable	$1,864,015	$1,598,836	16.6%
Seasonal	320,706	311,394	3.0%
Home products	206,780	203,276	1.7%
Basic clothing	207,437	199,336	4.1%
Net sales	$2,598,938	$2,312,842	12.4%

	39 Weeks Ended
	October 31, 2008	November 2, 2007	% Change
Highly consumable	$5,340,925	$4,701,353	13.6%
Seasonal	1,027,352	1,013,400	1.4%
Home products	630,815	626,152	0.7%
Basic clothing	612,728	594,768	3.0%
Net sales	$7,611,820	$6,935,673	9.7%

Store Activity

		39 Weeks Ended
		October 31, 2008	November 2, 2007

Beginning store count		8,194	8,229
New store openings		175	323
Store closings		(23)	(348)
Net new (closed) stores		152	(25)
Ending store count		8,346	8,204
Total selling square footage (000's)		58,637	57,399

CONTACT:
Dollar General Corporation
Investor Contact:
Emma Jo Kauffman, 615-855-5525
or
Media Contact:
Tawn Earnest, 615-855-5209